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                                                                    EXHIBIT 10.1

                        FIRST LOAN MODIFICATION AGREEMENT

         This First Loan Modification Agreement (this "Loan Modification Agreement") is entered into as of January 30, 2004, by and among (i) SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and (ii) NAVISITE, INC., a Delaware corporation, CLEARBLUE TECHNOLOGIES MANAGEMENT, INC., a Delaware corporation, AVASTA, INC., a California corporation, CONXION CORPORATION, a California corporation, INTREPID ACQUISITION CORP., a Delaware corporation (jointly and severally, individually and collectively, "Borrower").

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 27, 2003, evidenced by, among other documents, a certain Accounts Receivable Financing Agreement dated as of May 27, 2003 (as amended from time to time, the "Loan Agreement"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral as described in certain Intellectual Property Security Agreements each dated as of May 27, 2003 (collectively, the "IP Security Agreement") (together with any other collateral security granted to Bank, the "Security Documents").

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS.

         Modifications to Loan Agreement.

                  1.       The Loan Agreement shall be amended by deleting
                           Section 2.1 thereof and inserting in lieu thereof the following:

                           "2.1     REQUEST FOR ADVANCES. During the Facility
                           Period, subject to the terms herein, Borrower may either offer accounts receivable or the Placeholder Invoice to Bank and request that the Bank finance such accounts receivable or the Placeholder Invoice, if there is not an Event of Default. Borrower will deliver an Invoice Transmittal for each accounts receivable it offers. Bank may rely on information on or with the Invoice Transmittal."

                  2.       The Loan Agreement shall be amended by deleting
                           Section 2.2 thereof and inserting in lieu thereof the following:

                           "2.2     ACCEPTANCE OF ACCOUNTS RECEIVABLE. Bank is
                           not obligated to finance any accounts receivable or the Placeholder Invoice. Bank may approve any Account Debtor's credit before agreeing to finance any accounts receivable. When Bank agrees to finance a receivable or the Placeholder Invoice, it will extend credit to Borrower in an amount up to either (a) the result of the applicable Advance Rate multiplied by the face amount of the receivable or (b) the result of the applicable Advance Rate multiplied by value of the Placeholder Invoice (the "Advance"). Bank may, in its reasonable discretion, change the percentage of the Advance Rate for a particular receivable on a case by case basis or with respect to the Placeholder Invoice. When Bank makes an Advance, the receivable or the Placeholder Invoice becomes a "Financed Receivable." All representations and warranties in
                           Section 6 must be true as of the date of the Invoice Transmittal and of the Advance and no Event of Default exists or would occur as a result of the Advance. The aggregate face amount of all Financed Receivables outstanding at

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                           any time may not exceed the Facility Amount. In
                           addition, at any time that an Advance is outstanding based upon the Placeholder Invoice, no other Advances will be made by Bank hereunder. Any Advances outstanding on the date which Bank agrees to finance the Placeholder Invoice shall be repaid prior to Bank making any Advance based on the Placeholder Invoice (or otherwise repaid with the proceeds of such Advance). Although Bank's obligation to make an Advance is discretionary in each instance, Bank acknowledges that (subject to verifications and other terms and conditions provided herein with respect to Account Debtors generally), it is the usual practice of Bank to finance accounts receivable due and owing from those Account Debtors that are Fortune 1000 type companies. Notwithstanding the foregoing, Bank will not finance the Placeholder Invoice after May 1, 2004 (and all Advances made based on the Placeholder Invoice shall be immediately repaid at such time); provided, however, in the event that Borrower's Liquidity Ratio is at least 2.0 to 1.0, then Borrower may continue to offer the Placeholder Invoice for financing hereunder after May 1, 2004 and Bank may, in its discretion as further described herein, continue to finance the Placeholder Invoice. If Bank will not finance the Placeholder Invoice, then Borrower may offer to Bank accounts receivable for financing as provided under Sections 2.1 and 2.2 hereof."

                  3.       The Loan Agreement shall be amended by deleting
                           Section 3.4 thereof and inserting in lieu thereof the following:

                           "3.4     COLLATERAL HANDLING FEE. On each
                           Reconciliation Day, Borrower will pay to Bank a collateral handling fee equal to 0.25% per month of the average daily Financed Receivable Balance outstanding during the applicable Reconciliation Period (the "Collateral Handling Fee"); provided, however, after the occurrence of the Capitalization Event and provided Borrower's Liquidity Ratio is at least 2.0 to 1.0, the Collateral Handling Fee shall reduce to 0.15% per month of the average daily Financed Receivable Balance outstanding during the applicable Reconciliation Period, to be effective on the first day of the month following the receipt by Bank of satisfactory evidence of same from Borrower; provided further, however, in the event that, at any time, the Borrower's Liquidity Ratio shall be less than 2.0 to 1.0, the Collateral Handling Fee shall immediately and retroactively (to the beginning of the applicable Reconciliation Period) increase to 0.25% per month of the average daily Financed Receivable Balance outstanding during the applicable Reconciliation Period. After an Event of Default, the Collateral Handling Fee will increase an additional 0.25% effective immediately before the Event of Default."

                  4.       The Loan Agreement shall be amended by deleting
                           Section 4.1 thereof and inserting in lieu thereof the following:

                           "4.1     REPAYMENT ON MATURITY. Borrower will repay
                           each Advance on the earliest of: (a) payment of the Financed Receivable in respect which the Advance was made, (b) the Financed Receivable becomes an Ineligible Receivable, (c) when any Adjustment is made to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable is not otherwise an Ineligible Receivable), (d) the last day of the Facility Period (including any early termination), (e) with respect to Advances made based upon accounts receivable (rather than the Placeholder Invoice), simultaneously with Bank making any Advance based on the Placeholder Invoice, or (f) with respect to Advances made based on the Placeholder Invoice,
                           (i) on May 1, 2004, provided, however, if Borrower's Liquidity Ratio is at least 2.0 to 1.0 on May 1, 2004 then (ii) on any date after May 1, 2004 in which Borrower's Liquidity Ratio is less than 2.0 to 1.0, as measured as of the last day of the month. Each payment will also include all accrued Finance Charges on the Advance and all other amounts due hereunder."

                  5. Notwithstanding Section 4.3 of the Loan Agreement to the contrary, from and after the date of this Loan Modification Agreement, the Early Termination Fee shall be

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                           $100,000.00.

                  6. The Loan Agreement shall be amended by adding the following new subsection 6.2 (H) after subsection 6.2(G) thereof:

                           "(H)     With respect to the Placeholder Invoice,
                           Borrower represents and warrants that the value of Borrower's recurring total monthly revenue (plus, without duplication, revenue from any contracts with the New York State Department of Labor) less professional services revenue used by Borrower to determine the amount of the Placeholder Invoice is based upon the best information available to Borrower and accurately and fully reflects same."

                  7. The Loan Agreement shall be amended by adding the following definitions in Section 1 thereof:

                           ""CAPITALIZATION EVENT" is the receipt by Borrower of at least $12,000,000.00 in net cash proceeds from (i) the issuance of new equity of Borrower and/or (ii) the sale of assets of Borrower, subject to the Bank's prior written consent, in a transaction or a series of transactions in any three month period.

                           "FACILITY PERIOD" is the period beginning on this date and continuing until January 29, 2006, unless the period is terminated sooner (i) by Bank at any time with notice to Borrower after the occurrence of an Event of Default, (ii) by Borrower pursuant to
                           Section 4.3, or (iii) upon an Event of Default.

                           "LIQUIDITY RATIO" is the ratio of (i) Borrower's unrestricted cash and cash equivalents (acceptable to Bank in its reasonable discretion), plus 80.0% of Borrower's Accounts minus the principal amount of all Obligations outstanding hereunder to (ii) the principal amount of all Obligations outstanding hereunder.

                           "PLACEHOLDER INVOICE" is, a written document that is prepared and delivered by Borrower to Bank requesting an Advance, based on, for each month, three (3) times the amount of the value (as determined by Borrower, subject to Section 6.2(H) hereof), of Borrower's recurring total monthly revenue (plus, without duplication, revenue from any contracts with the New York State Department of Labor) less professional services revenue, all as reviewed and approved by Bank."

                  8. The Loan Agreement shall be amended by deleting the definition of "Advance Rate" appearing in Section 1 thereof and inserting in lieu thereof the following:

                           " "ADVANCE RATE" is (i) with respect to accounts receivable, eighty percent (80%), net of Deferred Revenue and offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.2 and (ii) with respect to the Placeholder Invoice, seventy-five percent (75.0%) or such other percentage as Bank establishes under
                           Section 2.2."

                  9. The Loan Agreement shall be amended by deleting the definition of "Applicable Rate" appearing in Section 1 thereof and inserting in lieu thereof the following:

                           ""APPLICABLE RATE" is a per annum rate equal to the Prime Rate plus four percent (4.0%); provided, however, after the occurrence of the Capitalization Event and provided Borrower's Liquidity Ratio is at least 2.0 to 1.0, the Applicable Rate shall reduce to a per annum rate equal to the Prime Rate plus one percent (1.0%), to be effective on the first day of the month following the receipt by Bank of satisfactory evidence of same from Borrower; provided further, however, in the event that, at any time, the Borrower's

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                           Liquidity Ratio shall be less than 2.0 to 1.0 (as
                           measured as of the last day of the immediately preceding month), the Applicable Rate shall immediately and retroactively (to the beginning of the applicable Reconciliation Period) increase to a per annum rate equal to the Prime Rate plus four percent (4.0%)."

                  10. The Loan Agreement shall be amended by deleting the definition of "Facility Amount" appearing in Section 1 thereof and inserting in lieu thereof the following:

                           " "FACILITY AMOUNT" is Sixteen Million Dollars ($16,000,000.00); provided, however, after the occurrence of the Capitalization Event, and provided Borrower's Liquidity Ratio is at least 2.0 to 1.0 (as measured as of the last day of the month), the Facility Amount shall be increased to Twenty Million Dollars ($20,000,000.00), to be effective ten (10) business days after Bank has received satisfactory evidence of same from Borrower; provided further, however, in the event that, at any time, the Borrower's Liquidity Ratio shall be less than 2.0 to 1.0, the Facility Amount shall immediately be reduced to Sixteen Million Dollars ($16,000,000) and upon such reduction, Borrower shall immediately repay in cash that portion of all outstanding Advances such that the aggregate face amount of all Financed Receivables does not exceed Sixteen Million Dollars ($16,000,000.00).

                  11. The Loan Agreement shall be amended by deleting the definition of "Minimum Finance Charge" appearing in
                           Section 1 thereof and inserting in lieu thereof the following:

                           ""MINIMUM FINANCE CHARGE" is the amount, as determined by Bank, for which the Finance Charge would be payable if the average daily principal amount of all outstanding Advances during the applicable Reconciliation Period was (i) for each Reconciliation Period beginning February 2004 through January 2005, $4,000,000.00; (ii) for each
                           Reconciliation Period beginning February 2005 through July 2005, $3,000,000.00 and (iii) for each
                           Reconciliation Period beginning August 2005 and thereafter, $0.00."

4. FEES. Borrower shall pay to Bank a modification fee equal to One Hundred Ten Thousand Dollars ($110,000.00), which fee shall be deemed fully earned as of the date hereof and shall be payable as follows (i) $50,000.00 is payable on the date hereof and (ii) $60,000 is payable on the sooner to occur of
(x) January 30, 2005, (y) the occurrence of an Event of Default. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. INTREPID ADVANCES. Notwithstanding anything to the contrary contained herein, the Borrower may not request any Advances relating to accounts of Intrepid Acquisition Corp., and recurring total monthly revenue, as used in the definition of Placeholder Invoice, shall not include any accounts arising or related to Intrepid Acquisition Corp., until the termination of all UCC Financing Statements filed against Intrepid Acquisition Corp. in favor of Interliant, or any related entity.

6. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement, and acknowledges, confirms and agrees that the IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined therein. Notwithstanding the terms and conditions of the Intellectual Property Security Agreement, the Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days' prior written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank's security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such

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Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing.

7. ADDITIONAL COVENANTS: PERFECTION CERTIFICATES. Borrower hereby agrees to provide the Bank, on or before February 15, 2004, with updates to each of the Perfection Certificates dated as of May 27, 2003, delivered by each Borrower. The Bank does not waive any provision of the Loan Agreement with respect to any of the information to be provided to the Bank in such updates.

8. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK'S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

13. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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         This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:                                BANK:

NAVISITE, INC.                           SILICON VALLEY BANK, doing business as
                                         SILICON VALLEY EAST

By: /s/ Jim Pluntze                      By: /s/ David Reich
    --------------------                     ---------------

Title: Chief Financial Officer           Title: SVP
       and Treasurer

CLEARBLUE TECHNOLOGIES MANAGEMENT, INC.

By: /s/ Jim Pluntze
    --------------------

Title: VP Finance and Treasurer

AVASTA, INC.

By: /s/ Jim Pluntze
    --------------------

Title: VP Finance and Treasurer

CONXION CORPORATION

By: /s/ Jim Pluntze
    --------------------

Title: CFO and Treasurer

INTREPID ACQUISITION CORP.

By: /s/ Jim Pluntze
    --------------------

Title: CFO and Treasurer